Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q1 RESULTS

Q1 NET SALES, GROSS MARGIN AND EPS SIGNIFICANTLY EXCEED OUTLOOK

2020 FULL YEAR OUTLOOK WITHDRAWN DUE TO COVID-19 PANDEMIC UNCERTAINTY

DECLARES 477TH CONSECUTIVE REGULAR QUARTERLY CASH DIVIDEND

2020 First Quarter Results	2020 Full Year Outlook
•Sales growth +11.5%: Dom. +13.5%; Int’l +6.4%; SPD +3.4%	•Withdrawn due to uncertainty of duration & extent of COVID-19
•Organic sales +9.2%: Dom. +10.2%; Int’l +7.1%; SPD +3.4% •Gross Margin +60 bps. to 45.7% •EPS +31.4%; Adjusted EPS +18.6% •Cash from Operations +71.5% to $236.5 million

EWING, NJ, APRIL 30, 2020 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported first quarter 2020 EPS of $0.92, a 31.4% increase.  Adjusted EPS, which excludes an acquisition related earn-out adjustment and a gain on the sale of an international brand, grew 18.6% to $0.83.¹  Adjusted EPS of $0.83 exceeded the Company’s $0.73 outlook.

First quarter net sales grew 11.5% to $1,165.2 million.  The Company experienced a significant increase in consumer demand for many of its products in response to the COVID-19 virus in March, including VITAFUSION® gummy vitamins, ARM & HAMMER SIMPLY SALINE® and STERIMAR® nasal hygiene products, ARM & HAMMER® baking soda, ARM & HAMMER and XTRA® laundry detergent, ARM & HAMMER cat litter, and KABOOM® bathroom cleaners.  Organic sales grew 9.2% exceeding the Company’s outlook of approximately 3.0% driven by a volume increase of 6.9% and positive product mix and pricing of 2.3%.

Matthew Farrell, Chief Executive Officer, commented, “The global impact of COVID-19 continues to evolve daily.  Our focus is on the safety of our employees, meeting the needs of our customers and consumers, and ensuring our brands are even stronger moving forward.

“We have taken decisive actions to promote the safety of employees by enhancing operating protocols at all of our global locations in compliance with public health requirements, recommendations and guidelines.  These precautions include working from home where practical, temperature checking employees upon arriving at work locations, social distancing, restricting access to sites, flexible sick pay practices, and frequent sanitization of work areas.  A global response team, including members of senior management, is in constant contact with local site leaders, so the Company can react quickly and appropriately.

“We have expanded our short-term manufacturing capacity for our cleaning products (including laundry detergent, baking soda, and cleaners) and health care products (including vitamins and nasal hygiene) and are working closely with our suppliers and retail partners to ensure sustained supply to keep pace with increased demand.  It is essential during a crisis that consumers have access to the brands they trust, and to that end, Church & Dwight is committed to ensuring their availability.

“This crisis emphasizes the ongoing responsibility and commitment of Church & Dwight to our local and global communities.  More now than ever, we continue to support those in need through donations.  For example, we are providing surgical masks, product donations, hand sanitizer, and monetary donations through the Church & Dwight Employee Giving Fund.  We thank all those who are working to keep people safe throughout this crisis.

“Revenue growth, gross margin, earnings, and cash generation exceeded our expectations.  Our results were influenced, in part, by pantry loading in the month of March.  In March, there was a 30% increase in domestic consumption across many of our brands due to unprecedented consumer demand. This created out-of-stocks on shelf and depleted retailer inventories.  In April, retailer orders and shipments are high as we work to replenish inventories and store shelves.  At the same time, consumption across our combined brands is slightly positive in April despite domestic pantry de-loading.

“In summary, Q1 was a strong quarter for Church & Dwight.  Our categories saw outsized growth in the quarter, and our market shares are healthy.  Both our household and personal care businesses delivered strong growth as consumers and retailers focused on core essentials.  Of the 15 domestic categories which Church & Dwight competes, 10 grew consumption this quarter, and 7 of those 10 had double digit growth from unprecedented shifts in consumer spending due to the COVID-19 pandemic.  The International business grew 7% organically and also benefited from pantry loading.  SPD recorded its second consecutive quarter of organic growth as the dairy industry continued to improve.  This quarter was not the one we expected, and I am proud of how Church & Dwight came together and reacted to the needs of our customers and consumers.”

First Quarter Review

Consumer Domestic net sales were $891.0 million, a $106.1 million or 13.5% increase driven by household and personal care sales growth and an acquisition.  Organic sales increased 10.2% due to higher volume (+7.4%) and positive price and product mix (+2.8%).  Organic sales growth was led by ARM & HAMMER liquid laundry detergent, VITAFUSION and L’IL CRITTERS® gummy vitamins, OXICLEAN® stain fighters, ARM & HAMMER clumping cat litter and baking soda, and BATISTE® dry shampoo.

Consumer International net sales were $198.6 million, an $11.9 million or 6.4% increase driven by broad-based household and personal care growth, and an acquisition.  Organic sales increased 7.1% due to higher volume (+4.9%) and positive price and product mix (+2.2%).  Organic sales growth was driven primarily by ARM & HAMMER cat litter & liquid laundry detergent in Canada, CURASH® baby wipes and the FEMFRESH® feminine hygiene portfolio in Australia, STERIMAR nasal spray in the U.K., and BATISTE dry shampoo in Germany.

Specialty Products net sales were $75.6 million, a $2.5 million or 3.4% increase.  Organic sales also increased 3.4% due to higher volume (+6.7%) offset by lower pricing (-3.3%).  Demand for our products continues to grow in the poultry industry.  Demand in the dairy industry is expected to decline due to lower consumption of milk and cheese due to the pandemic.

Gross margin increased 60 basis points to 45.7% due to higher pricing and productivity, partially offset by higher manufacturing costs, COVID-19 related expenses, and foreign exchange.

Marketing expense was $96.4 million, a decrease of $1.7 million or 1.7%.  Marketing expense as a percentage of net sales decreased 110 basis points to 8.3%.  As a result of the high demand for our products due to the COVID-19 virus, planned March marketing spend was reallocated to the second half 2020.

Selling, general, and administrative expense (SG&A) was $121.0 million or 10.4% of net sales on a reported basis, a 220 basis point decrease, primarily due to an acquisition related earn-out adjustment.  Adjusted SG&A increased 40 basis points primarily due to acquisition intangible amortization.²

Income from Operations was $314.6 million or 27.0% of net sales.

Other Expense of $15.2 million declined slightly due to lower interest expense resulting from lower interest rates.

The effective tax rate was 23.2% compared to 21.9% in 2019, an increase of 130 basis points, primarily driven by lower stock option exercises.

Operating Cash Flow

Cash flow was exceptionally strong in the first quarter.  For the first three months of 2020, cash from operating activities increased 71.5% to $236.5 million, a $98.6 million increase from the prior year due to significantly higher cash earnings and a smaller increase in working capital.  Capital expenditures for the first three months were $16.8 million, a $5.1 million increase from the prior year.

At March 31, 2020, cash on hand was $1,046.6 million, while total debt was $2,782.7 million.  Cash on hand reflects the drawdown of $825 million from the Company’s revolving credit agreement coincident with the COVID-19 outbreak.  Mr. Farrell stated, “We further strengthened our balance sheet by accessing our revolver in late March.  The Company plans to hold the cash on its balance sheet and does not expect to buy back shares for the foreseeable future.”

Declares 477th Consecutive Regular Quarterly Dividend

The Board of Directors has declared a regular quarterly dividend of twenty-four ($0.24) cents per share, a 5.5% increase versus year ago.  This quarterly dividend will be payable June 1, 2020 to stockholders of record at the close of business on May 15, 2020.  It is the Company's 477th consecutive regular quarterly dividend.

2020 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success over the long-term.  Church and Dwight will continue to invest in New Products and R&D to drive long-term revenue and earnings growth.  We continue to be excited about our new product launches.

“In the household products portfolio, we have already launched a new ARM & HAMMER laundry detergent called CLEAN & SIMPLE™ which has only 6 ingredients plus water.  It has 6 ingredients compared to 15 to 30 ingredients for the typical liquid detergent with no compromise on efficacy, with cleaning power comparable to our bestselling consumer favorite – ARM & HAMMER with OXICLEAN.  CLEAN & SIMPLE is on trend with consumers’ desire for ‘better for me’ products, which are simple, efficient and have fewer ingredients.

“In the personal care portfolio, BATISTE® has already launched a line of waterless cleansing foam for normal, dry, and curly hair.  The weightless foam dries in 60 seconds and delivers an instant refresh for hair that looks revived, feels soft and smells amazing.  We have launched TROJAN G SPOT™ condom featuring a unique shape for targeted stimulation.  In one major retailer, FLAWLESS® has launched NU RAZOR™, a waterless whole-body hair removal product for women to use anywhere, anytime.  WATERPIK® is in the second year of the SONIC FUSION® launch, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.  Later this year, we expect to introduce WATERPIK WATER FOR WELLNESS® showerheads across the power pulse product line, incorporating our FDA registered therapeutic massage technology that provides clinically proven results.”

Outlook for 2020

Mr. Farrell stated, “The Company is well positioned given our essential product portfolio which is a balance of value and premium brands, and a strong balance sheet.  In response to a changing world due to COVID-19, we have taken cost actions and reallocated resources and investments.  I want to thank Church & Dwight employees around the world for their dedication to keeping our Company going during the pandemic.

“The Company previously issued its fiscal 2020 guidance on January 31, 2020, which did not include the impact of COVID-19.  Despite a strong first quarter, the Company is withdrawing its calendar 2020 Outlook due to the high degree of uncertainty regarding the impact of COVID-19 on consumer demand, the global business economy, global supply chain operations, decisions by all levels of government, and movements in foreign exchange and commodity costs.

“The Company’s primary focus in Q2 is ensuring sustained supply to retailers to keep pace with higher demand.  In the U.S., April monthly sales are forecasted to increase 8% compared to a year ago driven by retailer orders for household products and vitamins.  April consumption is trending to be slightly positive.  Accordingly, the shipment trend is expected to slow down in May and June.  Because of out-of-stocks, we have shifted significant Q2 marketing spend to the second half.”

¹First quarter excludes an $0.08 positive impact to adjusted EPS from the FLAWLESS acquisition earn-out adjustment and a $0.01 positive impact of the sale of the PERL WEISS® toothpaste brand in Germany.

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2020 earnings results on April 30, 2020 at 10:00 am (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 2370535.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, and FLAWLESS®.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2019 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2019 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2019-Sustainability-Report.pdf

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s anticipated response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 outbreak and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), regulatory changes or policies, and the risk that the Company will not be able to successfully execute its response plans with respect to the outbreak; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2020	March 31, 2019
Net Sales	$1,165.2	$1,044.7
Cost of sales	633.2	573.9
Gross Profit	532.0	470.8
Marketing expenses	96.4	98.1
Selling, general and administrative expenses	121.0	131.9
Income from Operations	314.6	240.8
Equity in earnings of affiliates	1.6	1.7
Other income (expense), net	(16.8)	(17.4)
Income before Income Taxes	299.4	225.1
Income taxes	69.6	49.4
Net Income	$229.8	$175.7
Net Income per share - Basic	$0.94	$0.71
Net Income per share - Diluted	$0.92	$0.70
Dividends per share	$0.24	$0.23
Weighted average shares outstanding - Basic	245.6	246.1
Weighted average shares outstanding - Diluted	251.0	251.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash and Cash Equivalents	$1,046.6	$155.7
Accounts Receivable	353.5	356.4
Inventories	395.7	417.4
Other Current Assets	33.0	26.9
Total Current Assets	1,828.8	956.4
Property, Plant and Equipment (Net)	566.7	573.0
Equity Investment in Affiliates	10.0	9.7
Trade Names and Other Intangibles	2,721.6	2,750.0
Goodwill	2,078.2	2,079.5
Other Long-Term Assets	280.6	288.8
Total Assets	$7,485.9	$6,657.4
Liabilities and Stockholders’ Equity
Short-Term Debt	$971.9	$252.9
Other Current Liabilities	797.1	839.4
Total Current Liabilities	1,769.0	1,092.3
Long-Term Debt	1,810.8	1,810.2
Other Long-Term Liabilities	1,088.3	1,087.1
Stockholders’ Equity	2,817.8	2,667.8
Total Liabilities and Stockholders’ Equity	$7,485.9	$6,657.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2020	March 31, 2019

Net Income	$229.8	$175.7

Depreciation and amortization	46.2	38.6
Deferred income taxes	8.1	2.8
Non-cash compensation	2.7	2.4
Gain on sale of assets	(3.0)	-
Other	1.8	(1.7)
Subtotal	285.6	217.8

Changes in assets and liabilities:
Accounts receivable	(8.3)	(36.0)
Inventories	15.2	(15.9)
Other current assets	(5.0)	0.5
Accounts payable and accrued expenses	(74.0)	(59.2)
Income taxes payable	54.0	34.3
Change in fair value of business acquisition liabilities	(27.0)	-
Other	(4.0)	(3.6)
Net cash from operating activities	236.5	137.9

Capital expenditures	(16.8)	(11.7)
Proceeds from sale of assets	7.0	-
Other	(1.6)	(0.7)
Net cash (used in) investing activities	(11.4)	(12.4)

Net change in long-term debt	-	(300.0)
Net change in short-term debt	719.9	98.0
Payment of cash dividends	(59.0)	(55.9)
Proceeds from stock option exercises	9.3	15.1
Purchase of treasury stock	-	(100.0)
Deferred financing and other	(0.1)	(1.5)
Net cash provided by (used in) financing activities	670.1	(344.3)

F/X impact on cash	(4.3)	-

Net change in cash and cash equivalents	$890.9	$(218.8)

2020 and 2019 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2020	3/31/2019	Change
Household Products	$494.3	$443.3	11.5%
Personal Care Products	396.7	341.6	16.1%
Consumer Domestic	$891.0	$784.9	13.5%
Consumer International	198.6	186.7	6.4%
Total Consumer Net Sales	$1,089.6	$971.6	12.1%
Specialty Products Division	75.6	73.1	3.4%
Total Net Sales	$1,165.2	$1,044.7	11.5%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted SG&A Expense:

This press release presents information regarding adjusted SG&A excluding the adjustment to the FLAWLESS acquisition earn-out estimate and gain on the sale of an international brand.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.  Adjusted EPS excludes the FLAWLESS acquisition earn-out adjustment and the gain on the sale of an international brand.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 03/31/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	11.5%	12.1%	13.5%	6.4%	3.4%
Less:
Acquisitions	3.1%	3.3%	3.3%	3.3%	0.0%
Add:
FX / Other	0.4%	0.4%	0.0%	2.3%	0.0%
Divestitures	0.4%	0.4%	0.0%	1.7%	0.0%

Organic Sales Growth	9.2%	9.6%	10.2%	7.1%	3.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2020		For the quarter ended March 31, 2019		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$121.0	10.4%	$131.9	12.6%	(220)	bps
Flawless Earn-Out Adjustment	$27.0	2.3%			230	bps
Gain on Sale of International Brand	$3.0	0.3%			30	bps
SG&A - Adjusted (non-GAAP)	$151.0	13.0%	$131.9	12.6%	40	bps

	For the quarter ended March 31, 2020	For the quarter ended March 31, 2019	Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.92	$0.70	31.4%
Flawless Earn-Out Adjustment	$(0.08)		-11.4%
Gain on Sale of International Brand	$(0.01)		-1.4%
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.83	$0.70	18.6%